Exhibit 99.1
For Immediate release:
Contact: Warren R. Wilkinson
Republic Airways Holdings
Tel. (317) 484- 6042

Republic Airways Holdings Announces Fourth Quarter
And 2006 Annual Earnings

Indianapolis, Indiana, (February 14, 2007) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $295.3 million for the quarter ended December 31, 2006, a 17.3% increase, compared to $251.8 million for the same period last year.  The Company also reported net income of $20.4 million, or $0.46 per diluted share, for the quarter ended December 31, 2006, compared to $18.5 million of net income, or $0.43 per diluted share, for the same period last year. The 2005 fourth quarter results included a one-time, non-cash income item of $2.5 million, net of tax, or $0.06 per diluted share, to reverse an accrual for estimated return charges on turboprop aircraft leases due to a settlement that was reached with the lessors.

The primary items of significance affecting the fourth quarter of 2006 are outlined below:

Fourth Quarter 2006 Highlights
Excluding reimbursement for fuel expense, which is a pass-through cost to our partners, passenger revenues increased 31.7% for the fourth quarter of 2006 primarily as a result of a 25.3% increase in block hours. The block hour increase reflects the addition of twenty-nine 70-seat regional jet aircraft that were placed into service throughout the year. The Company increased its operating fleet of aircraft to 171 as of December 31, 2006, from 142 regional jet aircraft as of December 31, 2005.

During the quarter, the Company took delivery of one 70-seat regional jet aircraft, which is currently fulfilling short-term assignments, and will begin service under a long-term agreement with the Company’s newest partner, Frontier Airlines, in March 2007. The Company also took delivery of four 50-seat regional jet aircraft which began service in January 2007 for Continental.

Total operating expenses for the fourth quarter of 2006, including interest expense but excluding fuel charges (which are reimbursable by the Company’s partners) of $187.0 million, increased approximately 30.2% from $143.6 million for the same quarter of 2005. Operating cost per ASM (CASM), including interest expense but excluding fuel decreased to 7.63¢ from 7.75¢ (or 7.97¢ excluding the one-time benefit) in the prior year’s fourth quarter. For the quarter, the Company reported a 32.2% increase in available seat miles (ASMs) to 2.45 billion ASMs, up from 1.85 billion ASMs during the same period last year.

Full Year 2006 Highlights
For the full year ended December 31, 2006, operating revenues increased 26.3% to $1.14 billion, compared to $0.91 billion for the same period last year. The Company also reported net income of $79.5 million for 2006, or $1.82 per diluted share.

Net income improved 31.1% compared to $60.7 million, or $1.66 per diluted share, in 2005. Weighted average diluted common shares outstanding increased from 36.5 million to 43.6 million, or 19.3% as a result of the Company’s follow on offerings of common stock in February and July 2005.

Total ASMs for 2006 increased 39.6% from 2005 to 9.2 billion and block hours increased 20.0% from 2005 to over 556,000 in 2006. During the year, the Company placed into service twenty-nine 70-seat regional jet aircraft. Operating cost per ASM (CASM), including interest expense but excluding fuel decreased to 7.60¢ in 2006 from 8.10¢ in 2005.

Balance Sheet Information
At December 31, 2006, the Company had $195.5 million in cash and marketable securities compared to $162.0 million as of December 31, 2005.  The Company entered into a debt financing arrangement for the one new 70-seat regional jet aircraft delivered during the quarter and short-term leases for the four 50-seat aircraft delivered during the quarter. The Company’s long-term debt increased to $1.57 billion as of December 31, 2006, compared to $1.41 billion at December 31, 2005. The Company has significant long-term lease obligations that are classified as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheets.  At a 7.0% discount factor, the present value of these lease obligations was approximately $734.1 million as of December 31, 2006.

Recent Developments
On January 8, 2007, the Company began scheduled operations as Continental Express under a fixed-fee agreement in which the Company is expected to operate a total of forty-four 50-seat aircraft by August 2007. Six aircraft entered service in January, including two of the 20 E145 aircraft that will be transitioned from US Airways.

On January 11, 2007, the Company announced that its Republic Airlines subsidiary was selected by Frontier Airlines Holdings, Inc. (NASDAQ:FRNT - News) to operate seventeen 76-seat Embraer 170 regional jets for Frontier Airlines beginning in March, 2007. Four of the 17 aircraft, which are currently in the Republic fleet but not allocated to a code-share partner, will be transitioned to Frontier in March and April of 2007. The remaining 13 aircraft will be funded by delivery positions available from Embraer.

Corporate Information
Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on over 1,000 flights daily to 89 cities in 35 states, Canada and Mexico through airline services agreements with five U.S. airlines. All of the airlines’ flights are operated under its airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express and US Airways Express. The airlines currently employ approximately 3,700 aviation professionals and operate 175 regional jets. For more in-depth information on Republic Airways please visit our website at www.rjet.com

The Company will conduct a telephone briefing to discuss its fourth quarter results tomorrow morning at 11:00 a.m. EST. A live Webcast of this briefing will be available online at www.rjet.com - investor relations. This call is being webcast by Thomson/CCBN and can be accessed at Republic Airways Holdings website at www.rjet.com.  For those wishing to participate please call 866-356-4279 and for international calls please dial 617-597-5394, the password is 38285208. To listen to a telephone replay of the webcast please call 888-286-8010 and the password is 96524105. For international telephone replay please call 617-801-6888 and use the same password.  The replay will be available February 15, 2007 at 1:00 pm till 12:00 pm February 22, 2007.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risk factors disclosed in the Company’s most recent filing with the Securities and Exchange Commission.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and Shares in Thousands, Except per Share Amounts)
(Unaudited)

Financial Highlights	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	Change	2006	2005	Change
OPERATING REVENUES
Passenger	$289,306	$240,504	20.3%	$1,118,226	$883,906	26.5%
Other	5,983	11,272	-46.9%	24,852	21,115	17.7%
Total operating revenues	295,289	251,776	17.3%	1,143,078	905,021	26.3%

OPERATING EXPENSES
Wages and benefits	45,328	38,344	18.2%	175,483	143,826	22.0%
Aircraft fuel	77,074	79,383	-2.9%	325,500	278,923	16.7%
Landing fees	11,528	7,415	55.5%	41,993	30,376	38.2%
Aircraft and engine rent	24,897	20,217	23.1%	94,773	77,725	21.9%
Maintenance and repair	29,342	19,901	47.4%	105,198	76,481	37.5%
Insurance and taxes	3,672	3,638	0.9%	17,652	16,117	9.5%
Depreciation and amortization	24,906	20,933	19.0%	92,228	64,877	42.2%
Impairment	-	(4,218)	NM	(2,050)	(4,218)	-51.4%
Other	22,980	16,378	40.3%	79,708	62,195	28.2%
Total operating expenses	239,727	201,991	18.7%	930,485	746,302	24.7%
OPERATING INCOME	55,562	49,785	11.6%	212,593	158,719	33.9%

OTHER INCOME (EXPENSE)
Interest expense	(24,356)	(21,038)	15.8%	(91,128)	(63,546)	43.4%
Other income	2,697	1,818	48.3%	9,944	5,002	98.8%
Total other income (expense)	(21,659)	(19,220)	12.7%	(81,184)	(58,544)	38.7%

INCOME BEFORE INCOME TAXES	33,903	30,565	10.9%	131,409	100,175	31.2%

INCOME TAX EXPENSE	13,480	12,103	11.4%	51,899	39,521	31.3%

NET INCOME	20,423	18,462	10.6%	79,510	60,654	31.1%
PER SHARE, BASIC	$0.48	$0.44	9.1%	$1.89	$1.69	11.8%
PER SHARE, DILUTED	$0.46	$0.43	7.0%	$1.82	$1.66	9.6%
Weighted Average Common Shares
Basic	42,606	41,696	2.2%	42,150	35,854	17.6%
Diluted	43,949	42,916	2.4%	43,616	36,548	19.3%

Unaudited Operating Highlights

Operating Highlights	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	Change	2006	2005	Change
Passenger revenues, excluding fuel ($000)	212,232	161,121	31.7%	792,726	604,983	31.0%
Passengers carried	3,325,774	2,368,044	40.4%	12,666,130	9,137,132	38.6%
Revenue passenger miles (000)	1,732,016	1,272,631	36.1%	6,650,399	4,516,518	47.2%
Available seat miles (000)	2,452,261	1,854,656	32.2%	9,154,719	6,559,966	39.6%
Passenger load factor	70.6%	68.6%	2.0 pts	72.6%	68.8%	3.8 pts
Cost per available seat mile, including interest expense (cents)	10.77	12.03	-10.5%	11.16	12.35	-9.6%
Fuel cost per available seat mile	3.14	4.28	-26.6%	3.56	4.25	-16.2%
Cost per available seat mile, excluding fuel expense (cents)	7.63	7.75	-1.5%	7.60	8.10	-6.2%
Operating aircraft at period end:
37-50 seat regional jets	95	95	0.0%	95	95	0.0%
70+ seat regional jets	76	47	61.7%	76	47	61.7%
Block hours	149,096	118,980	25.3%	556,636	464,041	20.0%
Departures	84,898	67,371	26.0%	319,021	274,765	16.1%
Average daily utilization of each aircraft (hours)	10.4	10.3	1.0%	10.3	10.5	-1.9%
Average aircraft stage length	511	533	-4.1%	515	487	5.7%

Note: Beginning in May 2005, US Airways elected to provide fuel directly for all of the Company’s US Airways Express aircraft operations. This change eliminates fuel expense and the related fuel reimbursement (previously recorded as revenue) for the US Airways operations. Operating profits and cash flows from operations are not affected by this change.